Exhibit 107

Calculation of Filing Fee Tables

Form F-1

(Form Type)

Ryde Group Ltd

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule		Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Units, each consisting of: (2)	457	(o)	5,000,000	—	—	—	—
Fees to Be Paid	Equity	(i) one Class A Ordinary Share, par value US$0.0002 per share(2)	457	(o)	5,000,000	$5.00	$25,000,000	$147.60 per million	$3,690.00
Fees to Be Paid	Equity	(ii) one Common Warrant for the purchase of one Class A Ordinary Share(2)(3)	457	(g)	5,000,000	—	—	—	—
Fees to Be Paid	Equity	Class A Ordinary Share, par value US$0.0002 per share, underlying Common Warrant (2)	457	(o)	5,000,000	$5.00	$25,000,000	$147.60 per million	$3,690.00
	Total Offering Amounts						$50,000,000		$7,380.00
	Total Fees Previously Paid								—
	Total Fee Offsets								—
	Net Fee Due								$7,380.00

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933.

(2)	Includes one Class A Ordinary Share and one Common Warrant (each to purchase one Class A Ordinary Share).

(3)	No fee pursuant to Rule 457(g) of the Securities Act.